Exhibit 99.1

ACME Communications Announces Third Quarter 2004 Results

Net Revenues Grow 5%; Broadcast Cash Flow Improves to $445,000

SANTA ANA, Calif., Nov. 8, 2004 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME), the nation's fourth largest affiliate group of the WB Television Network, today announced financial results for the third quarter ended September 30, 2004.

ACME's net revenues for the third quarter increased 5% to $11.3 million compared to net revenues of $10.8 million in the third quarter of 2003. As defined herein and set forth in Supplemental Table 1, broadcast cash flow for the quarter was $445,000 compared to $92,000 for the third quarter of 2003. The Company's negative quarterly EBITDA improved to $501,000 compared to a negative EBITDA of $702,000 for the third quarter of 2003.

ACME's programming and total station operating expenses, net of the co-production minority interest credit related to its morning news show, The Daily Buzz, (set forth in Supplemental Table 2), but inclusive of a non-cash quarterly write-down of program rights of $740,000, grew 24% and 7%, respectively, during the third quarter of 2004 compared to the third quarter of 2003.

The improvement in broadcast cash flow and EBITDA results for the third quarter reflects the station group's continued ability to outperform market revenue growth and the Company's continued management of cash station operating expenses.

The Company's loss from continuing operations for the third quarter of 2004 was $4.1 million compared to a $5.3 million loss from continuing operations in the third quarter of 2003. The reduction in this net loss relates primarily to reduced interest and early extinguishment expense resulting from the Company's repayment of a significant portion of its debt with the proceeds of the sale of the Company's St. Louis, MO and Portland, OR stations in April 2003 net of increased amortization and carrying value adjustments of program rights.

For the nine months ended September 30, 2004, net revenues were $34.6 million, a 7% increase over the prior year nine-month period revenues of $32.3 million. Broadcast cash flow improved to $1.8 million compared to $46,000 and EBITDA improved to negative $933,000 from negative $2.7 million for the prior year nine-month period.

Commenting on the quarter's results, Jamie Kellner, ACME's Chairman and CEO, said, "We posted core revenue growth of 5% during the quarter, a healthy increase given that we do not benefit from political advertising, and non-political advertising in our markets was up less than 1%. Our performance highlights the growing advertiser credibility of our station group in reaching the younger demographics that we target. Thus far, the WB Network is performing as we expected, with three nights during the week where the network is first or second in its key demos. Overall the network is flat compared to last year against most sales demographics, but has some promising new shows that could improve its performance during the rest of the season. Given the upgrades we have made in our syndicated programming lineup, we continue to anticipate that we will demonstrate improved ratings and revenue growth during the fourth quarter and into 2005. At the same time, we remain focused on moderating our overall cash-based station operating costs. As a result, we continue to expect to convert an increasing amount of our revenue growth into gains in our cash flow and margins going forward."

Liquidity and Debt/Expanded Credit Facilities/Stock Repurchase Plan

Unrestricted cash on hand as of September 30, 2004 was $1.7 million. The Company's total debt as of September 30, 2004, including obligations for capital leases, was $41.2 million compared to $37.1 million at June 30, 2004. Total debt, net of restricted cash and cash on hand, was $39.5 million at September 30, 2004 compared to $35.4 million at June 30, 2004. Approximately $2.3 million of this increase in outstanding indebtedness relates to stock repurchases settled in July 2004. As of September 30, 2004, the Company had approximately $8.8 million remaining availability under its senior credit facility.

As separately announced today, the Company has amended and restated its senior credit agreement and concurrently entered into a second lien credit facility, the combination of which increases the Company's maximum borrowings to $80 million from $49 million. The new facilities also allow the Company to use proceeds from borrowings under its revolving credit facility to repurchase up to $15 million of its common stock. The senior credit facility has been increased from $49 million to $60 million and extended to November 8, 2008, and the second lien term, which is for $20 million, was funded today and used to reduce the senior credit facility, which is interest-only until its maturity in May 2009. The Company also announced today that its Board of Directors has authorized up to $10 million in stock repurchases. The latest authorization is in addition to the $5 million share repurchase announced and completed earlier this year.

Use of Broadcast Cash Flow, EBITDA

GAAP refers to generally accepted accounting principles in the United States. Broadcast cash flow and EBITDA are non-GAAP measures. Broadcast cash flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. EBITDA is used as a performance measure and to measure a company's ability to service debt, as evidenced by the fact that our senior credit facility contains certain financial covenants relating to the Company's EBITDA.

Broadcast cash flow and EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to broadcast cash flow and to EBITDA; therefore, the Company has included a reconciliation of broadcast cash flow and EBITDA to operating loss in Supplemental Table 1. Because broadcast cash flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the broadcast cash flow and EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Fourth Quarter 2004 Outlook

Based on current sales pacings and other data, the Company expects its fourth quarter 2004 revenue to finish in the range of 8-11% above the corresponding net revenue for the fourth quarter of 2003. We expect station operating expenses (net of co-production minority interest) to finish in the range of 7-9% above the prior year quarter and resulting broadcast cash flow is expected to improve to $800-$900,000 compared to our broadcast cash flow of $678,000 for the fourth quarter of 2003.

Third Quarter Conference Call

Senior management of ACME will hold a conference call to discuss its third quarter results on Monday, November 8, 2004, at 4:30 p.m. EST. To access the conference call, please dial (973) 935-2403. A replay of the conference call will be available through Monday, November 22, 2004 by dialing (877) 519-4471 (U.S.), or (973) 341-3080 (International), passcode 5255259. In addition, the Company will provide a live webcast of the conference call on the Company's website, located at www.acmecommunications.com. The webcast will also be archived on the Company's website for two weeks.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will", "should", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to secure Federal Communications Commission approval for construction permits, the possibility of future borrowing limitations under our senior credit facility and the other risk factors set forth in the Company's 2003 Form 10-K/A filed with the SEC on August 11, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

              ACME Communications, Inc. and Subsidiaries
                Consolidated Statements of Operations
                             (Unaudited)

                (In thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,        September 30,
                               ------------------   ------------------
                                 2004      2003       2004      2003
                               --------  --------   --------  --------
                                                             (restated)

 Net revenues                  $ 11,329  $ 10,778   $ 34,557  $ 32,302
                               --------  --------   --------  --------
 Operating expenses:
  Cost of service:
   Programming, including
    program amortization          5,564     4,499     15,142    13,292
   Other costs of service
    (excluding depreciation and
    amortization of $1,267 and
    $1,179 for the three months
    ended September 30, 2004 and
    September 30, 2003,
    respectively, and $3,840 and
    $3,337 for the nine months
    ended September 30, 2004 and
    September 30, 2003,
    respectively)                 1,674     1,593      5,426     5,120
  Selling, general and
   administrative expenses        4,529     4,705     13,892    14,061
  Depreciation and amortization   1,278     1,196      3,877     3,388
  Corporate expenses                949       797      2,768     2,744
                               --------  --------   --------  --------
   Operating expenses            13,994    12,790     41,105    38,605
                               --------  --------   --------  --------
   Operating loss                (2,665)   (2,012)    (6,548)   (6,303)

 Other income (expenses):
  Interest income                     1        29          6       323
  Interest expense                 (889)   (1,404)    (2,448)  (12,284)
  Loss on early extinguishment
   of debt                           --    (1,124)        --   (11,050)
  Other                             (44)      (59)       (99)      (99)
                               --------  --------   --------  --------
 Loss from continuing operations
  before income taxes and
  minority interest              (3,597)   (4,570)    (9,089)  (29,413)
 Income tax expense                (814)     (731)    (1,922)   (1,514)
                               --------  --------   --------  --------
  Loss from continuing
   operations before minority
   interest                      (4,411)   (5,301)   (11,011)  (30,927)
  Minority interest                 264        --        721        --
                               --------  --------   --------  --------
   Loss from continuing
    operations                   (4,147)   (5,301)   (10,290)  (30,927)
   Discontinued operations:
    Income (loss) from
     discontinued operations         --        (3)        --   113,995
    Income tax expense             (411)       --       (411)     (907)
                               --------  --------   --------  --------
     Income from discontinued
      operations                   (411)       (3)      (411)  113,088
                               --------  --------   --------  --------
    Net income (loss)          $ (4,558) $ (5,304)  $(10,701) $ 82,161
                               ========  ========   ========  ========
 Income (loss) per share,
  basic and diluted:
   Continuing operations       $  (0.26) $  (0.32)  $  (0.62) $  (1.85)
   Discontinued operations        (0.03)    (0.00)     (0.02)     6.75
                               --------  --------   --------  --------
    Net income (loss)
     per share                 $  (0.28) $  (0.32)  $  (0.65) $   4.90
                               ========  ========   ========  ========
 Weighted average basic and
  diluted common shares
  outstanding                    16,077    16,767     16,527    16,757
                               ========  ========   ========  ========

 See the notes to the consolidated financial statements

 Supplemental Table 1
 --------------------

               ACME Communications Inc. and Subsidiaries
  Reconciliation of Operating Loss to Broadcast Cash Flow and EBITDA
                             (Unaudited)

                            (In Thousands)

                               Three Months Ended    Nine Months Ended
                                  September 30,        September 30,
                                -----------------    -----------------
                                  2004      2003       2004      2003
                                -------   -------    -------   -------

 Operating loss                 $(2,665)  $(2,012)   $(6,548)  $(6,303)

 Add:
  Amortization of unearned
   compensation at stations           8         8         24        24
  Depreciation and amortization   1,278     1,196      3,877     3,388
  Amortization of program rights  3,473     2,774      9,225     8,177
  Corporate expenses                949       797      2,768     2,744
  Minority interest from co-
   production                       264        --        721        --
  Adjusted program payments (1)  (2,862)   (2,671)    (8,242)   (7,984)
                                -------   -------    -------   -------
   Broadcast cash flow              445        92      1,825        46

 Less:
  Corporate expenses                949       797      2,768     2,744
  Amortization of unearned
   compensation at corporate         (3)       (3)       (10)      (11)
                                -------   -------    -------   -------
   EBITDA                       $  (501)  $  (702)   $  (933)  $(2,687)
                                =======   =======    =======   =======
 Broadcast cash flow margin (1)    3.9%      0.9%       5.3%      0.1%
 EBITDA margin (1)                -4.4%     -6.5%      -2.7%     -8.3%
                                =======   =======    =======   =======

 (1) We define

 -   broadcast cash flow as operating income, plus amortization of unearned compensation at stations, depreciation and amortization
     (including impairment of intangibles), LMA fees, amortization of program rights, including non-cash adjustments to program rights, impairment of broadcast licenses, corporate expenses and minority interests related to co-productions, less program payments;

 -   EBITDA as broadcast cash flow less corporate expenses and
     amortization of unearned compensation at corporate;

 -   broadcast cash flow margin is broadcast cash flow as a percentage of net revenues; and

 -   EBITDA margin is EBITDA as a percentage of net revenues.

 Supplemental Table 2
 --------------------

              ACME Communications Inc. and Subsidiaries
                Summary of Station Operating Expenses,
                  before Depreciation & Amortization
                             (unaudited)

                            (In Thousands)

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                               -----------------   -----------------
                                 2004      2003      2004      2003
                               -------   -------   -------   -------
 Programming costs             $ 5,564   $ 4,499   $15,142   $13,292
 Other costs of service          1,674     1,593     5,426     5,120
 Selling, general and
  administrative expenses        4,529     4,705    13,892    14,061
                               -------   -------   -------   -------
   Station operating expenses
    before minority interest
    from co-production          11,767    10,797    34,460    32,473
   Minority interest from
    co-production                 (264)       --      (721)       --
                               -------   -------   -------   -------
    Total station operating
     costs                     $11,503   $10,797   $33,739   $32,473
                               =======   =======   =======   =======

 Supplemental Table 3
 --------------------

               ACME Communications Inc. and Subsidiaries
                Selected Comparative Balance Sheet Data
                            (In Thousands)

                                                       As of
                                            --------------------------
                                            September 30,  December 31,
                                                2004          2003
                                            ------------   -----------
                                             (unaudited)

 Cash (1)                                      $ 1,660       $ 1,197
 Total debt (2)                                $41,200       $30,006
 Total debt, net of cash and restricted cash   $39,476       $26,825

 (1) Cash excludes cash restricted of $64,000 at September 30, 2004 and $2.0 million at December 31, 2003.

 (2) Total debt includes notes payable under its revolving credit facility and capital lease obligations.

CONTACT:
ACME Communications, Inc.
Tom Allen
(714) 245-9499

Brainerd Communicators, Inc.
Chris Plunkett or Todd St. Onge
(212) 986-6667